UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2008

MINNERGY, LLC

(Exact name of small business issuer as specified in its charter)

Minnesota	333-142928	74-3176709
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8 North Front Street NW, P.O. Box 86 Eyota, Minnesota	55934-1500
(Address of principal executive offices)	(Zip Code)

(507) 545-0197

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On March 13, 2008 MinnErgy, LLC (the “Company”) entered into an Amended and Restated Escrow Agreement (the “Escrow Agreement”) with Winona National Bank. The purpose of the Escrow Agreement was to establish an escrow account for which Winona National Bank serves as the escrow agent allowing us to place certain funds received from subscribers of Units in the Company’s registered offering in compliance with the Securities Act of 1933 and the States of Minnesota, Iowa and Wisconsin.

On December 15, 2008 the Company delivered a notice of termination of the Escrow Agreement. The Escrow Agreement provides that upon termination of the Escrow Agreement, the escrow agent is required to return to each subscriber of Units: (a) the sum which each subscriber initially paid in on account of subscriptions of the Units in the registered offering; and (b) each subscriber’s portion of the total interest earned on the escrow account as of the termination date.

Item 8.01	Other Events

On December 16, 2008, the Company issued a press release announcing that in November 2008, the Minnesota Pollution Control Agency Citizen’s Board voted to accept the Company’s Environmental Assessment Worksheet and determined that an Environmental Impact Statement was not needed. The Company also announced that the Company had terminated its public offering and would be filing a request to withdraw the Company’s securities registration statement with the Securities and Exchange Commission. The press release is attached hereto as Exhibit 99.1.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information furnished is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits

(a)	None.

(b)	None.

(c)	None.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated December 16, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINNERGY, LLC

Date: December 16, 2008	/s/ Ronald L. Scherbring
Ronald L. Scherbring, Principal Executive Officer